Registration No. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                ________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ______________

                             JOHNSON CONTROLS, INC.
             (Exact name of registrant as specified in its charter)

             Wisconsin                                    39-0380010
  (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                           5757 North Green Bay Avenue
                                  P.O. Box 591
                           Milwaukee, Wisconsin  53201
                                 (414) 228-1200
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)
                         ______________________________

                                 John P. Kennedy
                  Vice President, Secretary and General Counsel
                             Johnson Controls, Inc.
                           5757 North Green Bay Avenue
                                  P.O. Box 591
                           Milwaukee, Wisconsin  53201
                                 (414) 228-1200
                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)
                         ______________________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after this Registration Statement becomes effective.

                            ________________________

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                _________________

                         CALCULATION OF REGISTRATION FEE
     Title of Each       Amount        Proposed      Proposed
        Class of         to be         Maximum        Maximum      Amount of
       Securities    Registered(1)     Offering      Aggregate    Registration
         to be                          Price        Offering         Fee
       Registered                    Per Unit (2)    Price (2)
    --------------------------------------------------------------------------
    Common Stock,
    $.16-2/3 par
    value, with
    attached Common     500,000
    Stock Purchase     shares and
    Rights  . . . .      rights        $66.625      $33,312,500     $11,487.07
    --------------------------------------------------------------------------
    (1) Each share of Johnson Controls, Inc. Common Stock issued will have attached thereto one Common Stock Purchase Right.
    (2) Estimated in accordance with Rule 457(a) under the Securities Act of 1933 solely for purposes of calculating the registration fee based upon reported prices for November 27, 1995.
                            ________________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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
                                 500,000 Shares

                             Johnson Controls, Inc.

         Automatic Dividend Reinvestment and Common Stock Purchase Plan

   Common Stock, $0.16-2/3 Par Value, With Attached Common Stock Purchase
   Rights

          Johnson Controls, Inc. (the "Company") hereby offers to participants in its Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") an opportunity to purchase Common Stock, $0.16-2/3 par value ("Common Stock"), in the Company under the Plan. Each share of Common Stock purchased under the Plan will include one right to purchase Common Stock (collectively, the "Rights"), as described in "Description of Plan--Rights." Participation in the Plan is open to

          -    holders of Common Stock,

          -    holders of any Preferred Stock of the Company,

          - persons not presently shareholders of the Company upon payment of $50 or more, and

          - eligible employees ("Employee Participants") of the Company or a subsidiary of the Company (collectively, the "Participants").

          Participants holding stock in the Company may use their quarterly Common Stock and/or Preferred Stock dividends to purchase Common Stock.
   In addition, all Participants have the option of making supplemental cash payments of not less than $50 per payment ($10 per month through payroll deductions for Employee Participants) subject to a maximum of $15,000 per calendar quarter to purchase additional shares of Common Stock and to have the dividends on such stock reinvested under the Plan. See "Description of Plan."

          The price of each share of the Common Stock purchased under the Plan will be 100% of market value, determined as provided in the Plan. Participants do not pay any brokerage fee or commission when they purchase shares under the Plan. The Company bears the cost of administering the Plan.

          Employee Participants should read Appendix A for a discussion of certain matters relating to the Plan that apply specifically to Employee Participants.

          Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is 11-__-95.

   The Company

          Johnson Controls, Inc. (the "Company") is a corporation organized under the laws of the State of Wisconsin and is primarily engaged in the supply of facilities managements systems for non-residential buildings, automotive seating, automotive batteries and plastic containers. The principal executive offices of the Company are located at 5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin 53201-0591, and its telephone number is (414) 228-1200.

   Use of Proceeds

          The Company has no specific plan for the net proceeds to be received from the sales, if any, of authorized but unissued shares of Common Stock under the Plan. Rather, the Company offers the shares for the purposes set out below, and any net proceeds will be applied toward general corporate purposes.

   Description of Plan

          Set forth below are the provisions of the Plan, as amended to date. Future amendments to the Plan by the Company or the Trust Company will be effective immediately upon mailing of notice to Participants.

   Purpose

          The purposes of the Plan are twofold. First, it provides Participants with a convenient and economical method of reinvesting cash dividends and making additional limited cash investments in shares of Common Stock at regular intervals. Second, the Plan provides the Company with the ability to sell its authorized but unissued shares of Common Stock to Participants which will raise funds to increase its equity base and for investment and other general corporate purposes.

   Advantages

          Participants will not pay any commissions or service charges in connection with purchases under the Plan. Full investment of funds is possible because the Plan permits fractions of shares, as well as full shares, to be credited to Participants' accounts. Participants can avoid the responsibility for safekeeping of certificates for shares purchased under the Plan and will be furnished a statement of account after each purchase of shares. Participation in the Plan is entirely voluntary and may be terminated at any time.

   Administration

          Firstar Trust Company, Milwaukee, Wisconsin (the "Trust Company"), administers the Plan and will acquire shares of Common Stock as agent for Participants.

   Eligibility for Plan Participation

          Any holder of record of the Common Stock or the Company's Preferred Stock ("Preferred Stock") is eligible to participate in the Plan. Beneficial owners of the Common Stock or the Preferred Stock whose shares are held for them in registered names other than their own, such as in the names of brokers, nominees or trustees, must take such steps as they deem appropriate to become a holder of record to qualify for Plan participation. Nonshareholders may begin participating by making an initial cash payment of $50 to $15,000 through the Plan.

                             MANNER OF PARTICIPATION

   Shareholders

          To participate in the Plan, those who are already shareholders of the Company must sign and mail the attached Authorization Form to Firstar Trust Company, Corporate Trust Department, P.O. Box 3078, Milwaukee, Wisconsin 53201. Forms may also be delivered to the Corporate Trust Department of the Trust Company. Authorization Forms will be provided from time to time by mail to all shareholders and will be furnished at any time upon request made to the Shareholder Services Department of the Company. Separate Authorization Forms are required for Preferred and Common Stock. Participation will commence with the next cash dividend payment date after receipt of the Authorization Form, provided it is received by the Trust Company at least three days prior to the date of record for such dividend. If authorization is not received by that date, participation will be delayed until the next cash dividend payment date.

          Any shareholder of the Company may participate in the Plan by reinvestment of dividends on all or part of his shares of Common Stock and/or Preferred Stock of the Company.

   Nonshareholders

          With limited exceptions described below, any person who is not currently a shareholder of the Company may participate in the Plan by signing and mailing the attached Authorization Form with a check or money order in amounts from $50 to $15,000 drawn in favor of "Firstar Trust Company" as an initial cash investment. All amounts received must be in United States dollars. The Authorization Form and remittance should be mailed or delivered to the Trust Company, which will send a receipt to the Participant for such investment. The Trust Company will use the initial cash investment to purchase shares of Common Stock as described below and all dividends on such shares will be reinvested for the Participant. The Company reserves the right to prohibit participation in the Plan by nonshareholders who reside in a state where (i) participation the Plan by nonshareholders who reside in such state would require the Company to take special action under the securities or "blue sky" laws of such state and
   (ii) the Company has not yet taken such action. In any such case, this Prospectus shall not be deemed an offer to sell Common Stock to nonshareholders in such state and the Company will direct the Trust Company to return any Authorization Form and remittance tendered by any nonshareholder who resides in such state.

   Supplemental Cash Investments

          Participants may also make supplemental cash investments at any time after the first reinvestment of their dividends or initial cash investments in amounts from $50 ($10 per month through payroll deductions in the case of Employee Participants), not to exceed $15,000 per calendar quarter when combined with the amount of any initial cash investment. All amounts received must be in United States dollars. Each supplemental investment by a Participant shall be made by cash or by check or money order drawn in favor of "Firstar Trust Company" and mailed or delivered to the Trust Company with the remittance advice furnished by the Trust Company for the purpose. The Trust Company will send a receipt to the Participant for each such investment. The Trust Company will use the supplemental cash investment to purchase shares of Common Stock as described below and all dividends on such shares will be reinvested for the Participant. A Participant may request the Trustee to return by mail any amount sent to the Trustee for supplemental cash investment, and not yet invested, by furnishing to the Trustee a written notice requesting such return received by the Trustee at least 48 hours prior to the next purchase date.

   Purchase of Stock by Trust Company

          As agent for the Participant, the Trust Company will apply all funds received by it from or on behalf of the Participant to the purchase of shares of the Common Stock for the account of the Participant. Shares purchased under the Plan will normally be outstanding shares. Funds representing cash dividends (both on stock held in the name of the Participant and on any full or fractional shares held under the Plan) will be applied to the purchase of Common Stock on the cash dividend payment date or as soon as practicable thereafter. Initial and supplemental cash investments received by the Trust Company from Participants, and any proceeds from the sale of Common Stock subscription rights received by the Trust Company on behalf of Participants, on or before the 25th of any month will be invested by the Trust Company in Common Stock on the last business day of such month or as soon as practicable thereafter; any such funds received by the Trust Company after the 25th day of any month shall be so invested by the Trust Company on the last business day of the following month or as soon as practicable thereafter. In any event, however, Common Stock will be purchased within 35 days of receipt of supplemental cash payments or within 30 days of the payment date for dividend reinvestments, or funds will be returned to the Participant. If the funds received from or on behalf of a Participant are insufficient to buy a full share (or shares), the Trust Company will credit the Participant's account with a fractional share computed to three decimal places. The Trust Company may make purchases of outstanding shares of Common Stock for the Plan on any securities exchange where such stock is traded, in the over-the-counter market, or in negotiated transactions, on such terms as to price, delivery and otherwise as the Trust Company in its sole discretion may determine, and subject to any applicable Federal securities laws and guidelines established by the Securities and Exchange Commission. The Trust Company shall have no liability in connection with its inability to purchase shares or the timing of any purchase. For a number of reasons, including observance of the rules and regulations of the Securities and Exchange Commission or other regulatory agencies requiring temporary curtailment or suspension of purchases, the application of all or part of the amount of funds available in the Participant's account for purchase of shares might be delayed from time to time. No interest will be paid on funds held by the Trust Company pending investment.

          The Company reserves the right to instruct the Trust Company, not less than 10 days prior to any proposed purchase for the Plan, to purchase authorized but unissued shares of Common Stock from the Company. However, the Company cannot change its determination that shares purchased for the Plan will be purchased from the Company or in the open market more than once in any 12 month period. Further, the Company cannot exercise such right absent a documented determination by the Company's Board of Directors or its Chief Financial Officer that the Company's need to raise additional capital has changed or that there is another valid reason for such change.

   Price to Participants

          In making purchases for the Participant's account the Trust Company will commingle the Participant's funds with those of other Participants. The price at which the Trust Company shall be deemed to have acquired outstanding shares for the Participant's account shall be the average price of all outstanding shares purchased by the Trust Company as agent for the Participants. The price at which the Trust Company shall acquire newly issued shares from the Company for the Participant's account shall be the average of the highest and lowest prices, carried to four decimal places, of the Common Stock reported as New York Stock Exchange -- Composite Transactions on the cash dividend payment date or other date of purchase. If no trading occurs on the New York Stock Exchange in the Common Stock on the cash dividend payment date or other date of purchase, the price will be determined with reference to the next preceding date on which the Common Stock is traded on the Exchange. In the event that investment under the Plan is at any time made in both newly issued and already outstanding shares, such shares shall be allocated proportionately among the accounts of all Participants for whom funds are being invested at that time.

   Statements and Reports to Participants

          As soon as practicable after each purchase, the Trust Company will furnish to each Participant for whom a purchase was made a detailed statement showing transactions in the Participant's account since the immediately preceding purchase, including among other things, the net dollars invested, the price paid per share, and the number of full and fractional shares purchased during the current period and to date. At the end of each year, the Trust Company will report to each Participant on the appropriate federal tax form the dividends credited to his account for that year on the shares held for him in the name of the Trust Company's nominee and the dividends credited to his account on the shares registered in his name.

   Custody of Stock and Issuance of Certificates

          The Trust Company will hold the shares of all Participants together in the name of its nominee, and all cash dividends on those shares will be reinvested. No certificates will be issued in a Participant's name for full shares in his account unless he so requests the Trust Company in writing from time to time prior to, or at, termination of his account. Such requests shall be handled without charge to the Participant. No fractional share certificates will be issued. Unless the Participant terminates his account, obtaining certificates will not affect the reinvestment of dividends on such shares.

   Cost to Participants

          All service charges for the Trust Company's services in administering the Plan and all brokerage commissions for purchasing shares will be paid for by the Company.

   Voting of Shares Held Under the Plan

          The Trust Company will vote at shareholders' meetings any full shares in the Participant's account in accordance with the proxies returned to the Company by the Participant with respect to shares of the Company's stock registered in the Participant's name. Such shares will not be voted if no proxy or instructions are given by the Participant.

   Withdrawal or Sale of Shares From Account

          A participant may withdraw or sell less than all of the shares of Common Stock held in his account by giving written notice to the Trust Company. If a Participant desires to withdraw shares, the Trust Company will, promptly upon receipt of written notice, issue and deliver to the Participant a certificate representing such shares. If a Participant desires to sell shares, the Trust Company will sell such shares and send the Participant the proceeds less any commissions. Generally, sales are made at the current market price on either Tuesday or Friday within ten business days of receipt of the Participant's written sales request. Sales requests may be accumulated by the Trust Company, but no sales transactions will be delayed more than ten business days. Such shares may, if funds are available and the Trust Company is so directed by the Company, be purchased by the Trust Company for investment under the Plan at the market price at which such shares otherwise would have been sold.

   Termination of Account

          A Participant may terminate his account not less than 30 days prior to any cash dividend payment date by giving written notice of termination to the Trust Company. Any such notice received less than 30 days prior to such cash dividend payment date shall not be effective until dividends and other accumulated funds, if any, have been invested and credited to his account. The Trust Company may terminate any account by notice in writing to the Participant. In the event of termination by either the Trust Company or the Participant, the Participant may elect to receive either stock or cash for all the full shares in his account. If the Participant's account with the Trust Company is terminated and he elects to have his shares in the Plan sold, the Trust Company will make such sale and send him the proceeds less any commissions and a service charge of $5.00. Generally, sales are made at the current market price on either Tuesday or Friday within ten business days of receipt of the Participant's written sales request. Sales requests may be accumulated by the Trust Company, but no sales transactions will be delayed more than ten business days (except during dividend payment periods). Such shares may, if funds are available and the Trust Company is so directed by the Company, be purchased by the Trust Company for investment under the plan at the market price at which such shares otherwise would have been sold. If no election is made by the Participant, a certificate for the stock will be issued and delivered to the Participant for all full shares. In any event, any fractional interest in a share will be converted to cash at the current market price on the date of termination. In every case of termination, uninvested supplemental cash investments credited to the Participant's account will be distributed in cash.

   Stock Dividends, Issuance of Rights and Other Distributions

          Any stock dividends or stock splits distributed by the Company on shares held by the Trust Company for the Participant will be credited to the Participant's account. In the event that the Company makes available to holders of Common Stock rights to purchase additional shares of Common Stock or other securities (including the Rights), the Trust Company will sell the rights accruing to all shares held by the Trust Company for the Participants (if and when such rights become independently traded) and will apply the net proceeds of such sale to the purchase of Common Stock. However, the Company will, in advance of a subscription offer (or, if such rights may not be independently traded upon issuance, prior to the date on which such rights trade independently), inform each Participant that if he does not want the Trust Company to sell his rights and invest the proceeds, it will be necessary for him to transfer all full shares held under the Plan to his own name by a given date. This will permit the Participant to exercise, transfer or sell the rights on such shares. In the event that rights (including the Rights) issued by the Company are redeemed prior to the date that such rights trade independently, the Trust Company will invest the resultant funds in additional shares of Common Stock.

          In the event that the Company distributes to holders of Common Stock any securities (other than shares of Common Stock or rights to purchase additional shares of Common Stock or other securities), such securities (other than fractional shares thereof) accruing to all shares of Common Stock held by the Trust Company for each Participant will be transferred to such Participant's own name. Such securities will not be credited to the Participant's account or sold by the Trust Company on the Participant's behalf.

   Rights

          On November 29, 1984, rights declared as a dividend by the Board of Directors of the Company were issued to holders of Common Stock, and such rights have since expired. Effective as of November 30, 1994, the Board of Directors of the Company declared a dividend of the Rights. The Rights are not presently exercisable, but 10 days after a person or group acquires 20% or more of the Common Stock or 10 business days (subject to extension) after a person or group announces a tender offer to acquire at least 20% of the Common Stock, the Rights will become exercisable. The Rights will entitle each holder of a Right to purchase one share of authorized but unissued Common Stock for each Right, subject to adjustment. The exercise price of each Right is $175.00. Upon the occurrence of certain events, including the acquisition by any person or group of 20% or more of the Common Stock, each Right, other than Rights held by an acquiring party, will entitle the holder to purchase, at the exercise price, Common Stock having a market value of two times the exercise price. The Rights Agreement excludes from the effects thereof the inadvertent acquisition of 20% or more of the Common Stock, provided there is a prompt divestment to less than 20%. The Rights may be redeemed as provided and subject to the limitations set forth in the agreement setting forth the terms of the Rights; otherwise, the Rights expire on November 30, 2004. The Company has prepared a Summary of Rights to Purchase Common Shares, a copy of which is available free of charge from the Company.

   No Right to Draw Against Account

          The Participant shall have no right to draw checks or drafts against his account or to give instructions to the Trust Company with respect to any shares or cash held therein except as expressly provided therein.

   Notices to Participant

          Notices to the Participant may be given by letter addressed to the Participant at his address of record with the Company. The Participant agrees to notify the Company promptly in writing of any change of address.

   Disposition of Shares

          If a Participant disposes of all shares registered in his name, whether or not in the account participating in the Plan (except in the case where the Participant transfers such shares to the Trust Company to be added to his account under the Plan), then the Trust Company will request instructions from the Participant as to the disposition he wishes to be made of shares in his account with the Trust Company. If the Trust Company is unable to obtain instructions in such a case within 30 days after the mailing of such request, it may terminate the account and have a certificate issued and delivered for all full shares in the Plan together with cash for any fractional interest in a share at the then current market value, or it may in its discretion continue to reinvest the dividends until otherwise instructed.

   Amendment and Termination of Plan

          The Plan may be amended, supplemented or terminated at any time by the Company or the Trust Company by mailing appropriate notice to each Participant at his last address of record and by giving proper notice to the Trust Company or the Company, as the case may be. Any such amendment, supplement or termination shall be effective immediately upon the mailing of notice to Participants. No waiver or modification hereof shall be deemed to be made by the Trust Company unless in writing and signed on the Trust Company's behalf, and each waiver or modification, if any, shall apply only to the specific instance involved. The Company shall be under no obligation to continue to pay dividends to the Trust Company under the Plan if it gives proper notification to each Participant and to the Trust Company of its intent to terminate such dividend payments.

   Duties and Responsibilities

          Neither the Company, the Trust Company, nor its nominee shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein. Neither the Company nor the Trust Company shall be liable hereunder for any act done in good faith or for any good faith omission to act including, without limitation, any claims of liability (a) with respect to the prices at which shares are purchased or sold for a Participant's account and the times when such purchases or sales are made,
   (b) for any fluctuation in the market value after purchase or sale of shares, or (c) arising out of failure to terminate the Participant's account upon such Participant's death prior to receipt of notice in writing of such death.

   State Regulation

          The terms and conditions of the Plan shall governed by the laws of the State of Wisconsin. Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of an "issuing public corporation," such as the Company, which are held by certain persons in excess of 20% of the voting power of any such corporation shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from the Company, shares acquired prior to April 22, 1986, and under certain other circumstances.

          Section 180.1141 of the Wisconsin Business Corporation Law provides that a "resident domestic corporation," such as the Company, may not engage in a "business combination" with an "interested stockholder" (a person beneficially owning 10% or more of the aggregate voting power of the Company's Common Stock) for three years after the date (the "stock acquisition date") the interested stockholder acquired his 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. After the three-year period, a business combination that was not so approved can be consummated only if it is approved by the majority of the outstanding voting shares not held by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by noninterested stockholders.

          Participants with significant holdings of the Company's stock are advised to consult their attorney to determine the applicability and effect of such provisions.

   Certain Federal Income Tax Consequences

          The following discussion sets forth the general federal income tax consequences for an individual participating in the Plan. However, the discussion is not intended to be an exhaustive treatment of such tax consequences. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among Participants in the Plan, each Participant should discuss specific tax questions regarding participation in the Plan with his or her own tax advisor.

          In general, Participants in the Plan have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, Participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the shares of Common Stock held of record by such Participant and such Participant's Plan account shares of Common Stock and even though such amount is not actually received in cash but is instead applied to the purchase of shares of Common Stock for the Participant's Plan account. If shares are purchased on the open market or in a privately negotiated transaction, the Participant's share of brokerage fees, if any, paid by the Company will also be taxed as an additional dividend to that Participant, to the extent the Company has earnings and profits.

          Shares or any fraction thereof of Common Stock purchased on the open market or in a privately negotiated transaction with reinvested dividends will have a tax basis equal to the amount paid therefor, increased by any brokerage fees treated as a dividend to the Participant. Shares or any fraction thereof of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of the dividend. Whether purchased on the open market or in a privately negotiated transaction or from the Company, the shares or any fraction thereof will have a holding period beginning on the day following the purchase date.

          Participants that make an initial or supplemental cash investments to the Plan will be deemed to have received an additional taxable dividend in the amount of the Participant's pro rata share of the brokerage commissions, if any, paid by the Company, to the extent the Company has earnings and profits. Such brokerage commissions will only be incurred on the purchase of the Common Stock in the open market or in privately negotiated transactions. Shares or any fraction thereof purchased with initial or supplemental cash payments will have a tax basis equal to the amount of such payments increased by the amount of brokerage fees, if any, treated as a taxable dividend to the Participant with respect to those shares or fraction thereof. The holding period for such shares or fraction thereof will begin on the day following the purchase date.

          In contrast to the tax treatment described above with respect to a Participant's share of brokerage fees, Participants should not be treated as receiving an additional taxable dividend based upon their pro rata share of the costs of administering the Plan which are paid by the Company. However, there can be no assurances that the Internal Revenue Service ("IRS") will agree with this position. The Company has no present plans to seek formal advice from the IRS on this issue.

          Participants will not recognize any taxable income when they receive certificates for whole shares credited to their accounts, either upon their requests for such certificates for whole shares credited to their accounts, either upon their requests for such certificates or upon withdrawal from or termination of the Plan. However, Participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by Participants themselves after receipt of certificates for shares from the Plan. Participants will also recognize gain or loss when they receive cash payments for fractional shares credited to their accounts, upon withdrawal from or termination of the Plan. The amount of gain or loss is the difference between the amount which the Participant receives for his or her shares or fractional shares and the tax basis thereof. Such gain or loss will generally be a capital gain or loss, long-term or short-term depending on the Participant's holding period. Presently, net long-term capital gains of certain taxpayers are taxed at lower rates than other items of taxable income.

   Participants Subject to Income Tax Withholding

          In the case of a participating foreign shareholder whose dividends are subject to United States income tax withholding or a participating domestic stockholder subject to backup withholding (because a correct taxpayer identification number has not been furnished or otherwise), the tax required to be withheld will be deducted from the amount of any cash dividend otherwise to be applied to the purchase of shares for his or her account under the Plan, and the amount of the dividend after such deduction will be so applied. Since any such withholding tax applies also to a dividend on shares credited to the Plan account, only the net dividend on such shares will be applied to the purchase of additional stock. The regular statements sent to such Participants will indicate the amount of tax withheld. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the Internal Revenue Service for additional information.

   Available Information

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Certain information, as of particular dates, concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company has been disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
   Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp. Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the office of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

   Incorporation of Certain Documents by Reference

          The following documents are incorporated by reference in this
   Prospectus:

          (a) The Company's Annual Report on Form 10-K for year ended September 30, 1994, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

          (b) All reports of the Company filed with the Securities and Exchange Commission, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since September 30, 1994, including the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995.

          (c) The definitive proxy statement of the Company filed with the Commission pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with the Annual Meeting of Shareholders held on January 25, 1995.

          (d) The description of the Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A dated April 23, 1965, as superseded by the description contained in the Company's definitive proxy/registration statement (Form S-14 Registration No. 2-62382) incorporated by reference as Exhibit 1 to Current Report on Form 8-K, dated October 23, 1978, and in the Company's Registration Statement on Form S-14, dated April 18, 1985 (Registration No. 2-97136), and any amendments or reports filed for the purpose of updating such description.

          (e) The description of the Rights contained in Item 1 of the Company's Registration Statement on Form 8-A, filed November 16, 1994, and any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

          The Company will provide without charge to each person to whom a Prospectus is delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. Such requests should be addressed to:

          Shareholder Services, X-32
          Johnson Controls, Inc.
          Post Office Box 591
          Milwaukee, Wisconsin 53201-0591
          (telephone number:  (414) 228-2363)

                                   APPENDIX A

                       AUTOMATIC DIVIDEND REINVESTMENT AND
                           COMMON STOCK PURCHASE PLAN

                      Provisions for Employee Participants

   Introduction

          The Common Stock Purchase Plan, as this Plan is known to employees of Johnson Controls, allows Employee Participants to share in the ownership of Johnson Controls by purchasing Johnson Controls common stock through payroll deductions. But owning stock isn't for everyone, and the Company can't recommend its own stock. Where stock ownership is concerned, there's always risk involved.

          But if you decide you would like to purchase Johnson Controls stock, this Plan makes it easier. For one thing, money is deducted right from your paycheck (on an after-tax basis). In addition, the Company pays the commissions and service charges. So all your money goes directly to purchase stock.

          THE REMAINDER OF THE PROSPECTUS OF WHICH THIS APPENDIX IS A PART CONTAINS A DESCRIPTION OF TERMS OF THE PLAN APPLICABLE TO ALL PARTICIPANTS, INCLUDING EMPLOYEE PARTICIPANTS. THE FOLLOWING DISCUSSES CERTAIN MATTERS RELATING TO THE PLAN THAT APPLY SPECIFICALLY TO EMPLOYEE PARTICIPANTS. HOWEVER, YOU SHOULD BE FAMILIAR WITH ALL OF THE INFORMATION IN THE PROSPECTUS, INCLUDING THIS APPENDIX, BEFORE PARTICIPATING IN THE PLAN.

   Opening an Account

          Eligibility. Firstar Trust Company maintains accounts for everyone purchasing stock through the Common Stock Purchase Plan. The only requirements are that you:

          -    be a Company employee

          -    have reached the age of majority in your state (usually age
               21)

          -    reside in the U.S., Canada or Puerto Rico

          Enrolling and making payroll deductions. You may enroll in the Plan at any time by completing a form. See your local benefits representative or Benefits Planning and Administration in Milwaukee for the appropriate enrollment form.

          When you decide to enroll, you must also decide how much money to have deducted from your pay to purchase stock. You can choose any amount between $10 and $500 each month, in whole dollars.

          Changing your deduction amount. Just as with any other investment, flexibility is an important consideration. You can change your Common Stock Purchase Plan deduction as often as you like.

          Or you can stop your deductions temporarily and begin them again later. During times when you aren't having deductions made, statements are sent to keep you up to date on dividend payments. If you have an address change during this time, you must inform the Trust Company of the change.

          To change or temporarily end your deductions, just complete the change form and send it to Benefits Planning and Administration in Milwaukee, which will make the change as soon as it can be arranged.

   Purchasing Stock

          Purchase price. Your payroll deductions are forwarded directly to the plan administrator, where they are used to purchase Johnson Controls Common Stock on the New York Stock Exchange. To purchase shares for this Plan, all Participants' deposits are combined. The purchase price is the price of Common Stock on the New York Stock Exchange at the time of purchase.

          Dividends. Shares purchased for you are credited to your account. Periodically, the Company pays dividends on its Common Stock.
   Historically, dividends have been paid on a quarterly basis. These go back into your account to purchase more shares.

          Voting shares. As soon as you own one full share, you automatically receive all the information that goes to shareholders, such as annual reports and proxy material. This way you can instruct the plan administrator to vote your shares the way you wish.

          Commissions and service charges. Brokers receive commissions and make other charges for their services. Broker charges to purchase shares of Johnson Controls Common Stock through this Plan are paid by the Company. However, as is discussed more fully in the remainder of the Prospectus, you will have additional taxable income in the amount of your share of brokerage fees paid by the Company.

          Account Statements. You receive a quarterly statement on your account when the dividend is posted and a year-end statement in December. The statements tell you how much money has been applied to purchase shares, how many shares were purchased, and the purchase price.

          These reports will help you establish the change in value for income tax purposes. The December statement will list the entire year's transactions and should be retained for tax purposes for as long as you hold the stock.

          The top portion of the account statement can be used for sending instructions to Firstar Trust Company regarding your account. The front side includes a provision for changing your address. While you are enrolled in the Common Stock Purchase Plan, you must change your address through your Human Resources Department. However, if you have stopped your payroll deductions under the Plan, use the top portion of the account statement to notify the Trust Company of an address change. You can also use the tear-off portion to make voluntary cash contributions (over and above your payroll deductions) as described more fully at the end of this Appendix and in the remainder of the Prospectus of which this Appendix is a part. The reverse side of the form can be used to request issuance of a certificate and/or sale of shares. Be sure to sign the form before mailing it to Firstar Trust Company.

   Closing An Account

          You can get shares out of your account at any time. The shares are registered in your name and sent to you.

          You can also close your account at any time after stopping your deductions by notifying the Trust Company in writing. Your shares are registered in your name and delivered to you. If you have a fractional share, you get a check for its value.

          There are a few times when you will receive an election to close the account:

          -    If no payroll deductions are made for three months

          -    If your employment ends

          -    If you die

          In all cases, the Trust Company will send a letter and an election can be made to remain in the Plan or to close the account by having the shares issued or sold. The Company pays any fees involved in registering shares of Common Stock in your name.

   Selling or Transferring Stock Ownership

          This Plan is designed to encourage you and other employees to become part owners of the Company through stock purchase. So, the Company wants you to consider holding on to the shares you've purchased. On the other hand, once purchased, the shares are yours. Of course, you are responsible for brokerage charges if you sell them or transfer their ownership.

          Selling shares. You can sell shares while they're in your account. Just notify the plan administrator, Firstar Trust Company, in writing, or complete the reverse side of the top portion of your statement. Be sure to sign your form or letter.

          Or you can sell shares through a broker once they've been delivered to you. You pay the brokerage fees when you sell your shares.

          Transferring share ownership. Once ownership has been transferred to you, you may, in turn, transfer it to someone else. Further information is available from the transfer agent, Firstar Trust Company.

   Relatives and Friends and Employee Supplemental Contributions

          Family or friends can become Company shareholders through the features of this Plan known as the Automatic Dividend Reinvestment (ADRP) and Common Stock Purchase Plan (CSPP). Through the ADRP/CSPP, you can also purchase stock in lieu of or in addition to payroll deductions. By purchasing through the ADRP/CSPP, you do not pay brokers' fees or commissions on purchases. The ADRP/CSPP differs from the payroll deduction Common Stock Purchase Plan in that purchases must be through a minimum payment of $50 and are subject to a maximum of $15,000 (total including your payroll deduction amount) per calendar quarter.
   Information on the ADRP/CSPP is set forth in the remainder of the Prospectus of which this Appendix is a part and is also available from the plan administrator:

          Firstar Trust Company
          615 East Michigan Street

          P.O. Box 3078
          Milwaukee, Wisconsin  53201
          1-800-828-1489 (Company Code JC01 (5201))

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.    Other Expenses of Issuance and Distribution.

          The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting and other discounts and commissions, are, subject to future contingencies, estimated to be as follows:

     Securities and Exchange Commission registration fee  . . .    $11,500
     Listing fees   . . . . . . . . . . . . . . . . . . . . . .      1,000
     Accounting Fees and Expenses   . . . . . . . . . . . . . .      1,000
     Legal Fees and Expenses  . . . . . . . . . . . . . . . . .      5,000
     Blue Sky Fees and Expenses   . . . . . . . . . . . . . . .      1,000
     Miscellaneous Expenses   . . . . . . . . . . . . . . . . .      1,000

               Total  . . . . . . . . . . . . . . . . . . . . .    $20,500

   Item 15.    Indemnification of Directors and Officers.

          Pursuant to the Wisconsin Business Corporation Law and the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

          Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

          The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

          The Registrant maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933.

   Item 16.    Exhibits.

          The exhibits filed herewith are as specified on the Exhibit Index included herein.

   Item 17.    Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 30, 1995.

                                 JOHNSON CONTROLS, INC.

                                 By: /s/ J. H. Keyes
                                    James H. Keyes
                                    Chairman and Chief Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints James H. Keyes, Stephen A. Roell and John P. Kennedy, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

    Signature                     Title                          Date

    /s/ J. H. Keyes               Chairman, Chief         November 30, 1995
    James H. Keyes                Executive Officer
                                  and Director
                                  (Principal Executive
                                  Officer)

    /s/ Stephen A. Roell          Vice President and      November 30, 1995
    Stephen A. Roell              Chief Financial
                                  Officer (Principal
                                  Financial Officer)

    /s/ Franklin H. Smith, Jr.    Corporate Controller    November 30, 1995
    Franklin H. Smith, Jr.        (Principal Accounting
                                  Officer)

    /s/ William F. Andrews        Director                November 30, 1995
    William F. Andrews

    /s/ R. L. Barnett             Director                November 30, 1995
    Robert L. Barnett

    /s/ Fred L. Brengel           Director                November 30, 1995
    Fred L. Brengel

    /s/ Paul Brunner              Director                November 30, 1995
    Paul A. Brunner

    /s/ Robert A. Cornog          Director                November 30, 1995
    Robert A. Cornog

    /s/ Willie D. Davis           Director                November 30, 1995
    Willie D. Davis

    /s/ S. J. Morcott             Director                November 30, 1995
    Southwood J. Morcott

    /s/ Martha R. Seger           Director                November 30, 1995
    Martha R. Seger

    /s/ Don Taylor                Director                November 30, 1995
    Donald Taylor

    /s/ Richard F. Teerlink       Director                November 30, 1995
    Richard F. Teerlink

    /s/ Gilbert R. Whitaker, Jr.
    Gilbert R. Whitaker, Jr.      Director                November 30, 1995

    /s/ R. Douglas Ziegler                                November 30, 1995
    R. Douglas Ziegler            Director

                                 EXHIBIT INDEX

    Exhibit
    Number                         Document Description

    (4) Rights Agreement between the Company and Firstar Trust Company (Rights Agent), dated November 30, 1995 (incorporated by reference to Exhibit 4.C. to the Company's Form 10-K for the fiscal year ended September 30, 1994 (Commission File No. 1-5097))

    (5)       Opinion of Foley & Lardner as to legality

    (23.1)    Consent of Price Waterhouse

    (23.2)    Consent of Foley & Lardner (contained in Exhibit 5)

    (24)      Powers of attorney (contained on the signature pages hereto)